Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Fourth Quarter and Full-Year Results
Full-Year Results: 7% Growth in Revenue and 32% Growth in Adjusted Pretax Earnings
2015 Guidance: Growth in Revenue of 6% to 8% and Growth in Adjusted Pretax Earnings of 15% to 20%;
2015 Diluted EPS, as adjusted, of $2.70 to $2.85

LAKE FOREST, Ill., Jan. 29, 2015 -- Brunswick Corporation (NYSE: BC) today reported results for the fourth quarter and full-year of 2014.

2014 Full-Year Highlights:

•	Net sales increased 7 percent versus 2013.

•	Gross margin was 60 basis points higher than prior year.

•	Adjusted operating earnings increased 21 percent from 2013. On a GAAP basis, operating earnings were up 17 percent.

•	Adjusted pretax earnings increased by 32 percent. On a GAAP basis, pretax earnings were up 38 percent.

•	Effective tax rate reflects recently extended R&D tax credit, a $0.06 benefit to diluted EPS, as adjusted.

•	Diluted EPS, as adjusted, of $2.42. At a consistent tax rate, diluted EPS, as adjusted, reflects a 30 percent growth rate. On a GAAP basis, diluted EPS of $2.05.

“Our results in 2014 represent the fifth consecutive year of strong improvements in operating performance,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “These outstanding results reflect the strong execution of our business strategy by our global workforce.

“Revenue increased by 7 percent, with U.S. and international sales up 8 percent and 4 percent, respectively. Sales growth was driven by improvements in outboard boats and engines, marine parts and accessories, fitness equipment and fiberglass sterndrive/inboard boats, partially offset by revenue declines in sterndrive engines. Our revenue performance benefited from recent investments in growth initiatives with several new products being introduced into the marketplace. Sales growth also reflects parts and accessories acquisitions made during the year.

“Our 2014 gross margin of 27.0 percent reflects an increase of 60 basis points from the prior year and represents the highest annual level achieved since 2000. Operating expenses increased by 4 percent, due to higher research and development expense and other growth-related investments primarily associated with company-wide strategic initiatives.

“Strong improvement in adjusted operating earnings, combined with lower net interest expense and higher other income, led to a 32 percent increase in adjusted pretax earnings. This increase was offset by a higher effective tax rate, resulting in $2.42 diluted EPS, as adjusted,” McCoy concluded.

Discontinued Operations
On July 17, 2014, the Company announced: 1) the signing of an agreement to sell its Retail Bowling business, and 2) its intention to sell its Bowling Products business. On Sept. 18, 2014, the sale of the Retail Bowling business was completed. As a result, the historical and future results of these businesses are now reported as discontinued operations and the historical and future results of the Billiards business, which remains part of the Company, are now reflected in the Fitness segment. Therefore, for all periods presented in this release, all figures and outlook statements incorporate these changes and reflect continuing operations only, unless otherwise noted.

2014 Full-Year Results
For the year ended Dec. 31, 2014, the Company reported net sales of $3,838.7 million, up from $3,599.7 million in 2013. For the year, operating earnings were $328.5 million, which included a $27.9 million pension settlement charge related to lump sum payouts and $4.2 million of restructuring, exit and impairment charges. In 2013, the Company reported operating earnings of $281.8 million, which included $16.5 million of restructuring, exit and impairment charges.

For 2014, the Company reported net earnings of $194.9 million, or $2.05 per diluted share, compared with net earnings of $756.8 million, or $8.07 per diluted share, for 2013. The diluted EPS for 2014 included a $0.21 per diluted share impairment charge for a marine equity method investment; $0.19 per diluted share of a pension settlement charge; $0.04 per diluted share of restructuring, exit and impairment charges and a $0.07 per diluted share benefit from special tax items. The diluted EPS for 2013 included the reversal of deferred tax valuation allowance reserves of $6.39 per diluted share; losses on early extinguishment of debt of $0.32 per diluted share; a $0.31 per diluted share charge from special tax items and restructuring, exit and impairment charges of $0.16 per diluted share.

Fourth Quarter Highlights:

•	Net sales increased 14 percent versus fourth quarter 2013.

•	Gross margin was 90 basis points higher versus prior year.

•	Adjusted operating earnings increased $28.8 million from fourth quarter 2013. On a GAAP basis, operating earnings increased $6.5 million.

•	Adjusted pretax earnings increased $33.5 million. On a GAAP basis, pretax earnings declined by $9.0 million.

•	Diluted EPS, as adjusted, of $0.33. On a GAAP basis, diluted EPS of $(0.03).

Fourth Quarter Results
For the fourth quarter of 2014, the Company reported net sales of $938.6 million, up from $826.8 million a year earlier. For the quarter, the Company reported operating earnings of $14.6 million, which included a $27.9 million pension settlement charge related to lump sum payouts and $0.2 million of restructuring, exit and impairment charges. In the fourth quarter of 2013, the Company had operating earnings of $8.1 million, which included $5.8 million of restructuring, exit and impairment charges.

For the fourth quarter of 2014, Brunswick reported a net loss of $2.3 million, or $(0.03) per diluted share, compared with net earnings of $578.7 million, or $6.13 per diluted share, for the fourth quarter of 2013. The diluted EPS for the fourth quarter of 2014 included a $0.22 per diluted share impairment charge for a marine equity method investment; $0.19 per diluted share of a pension settlement charge and a $0.05 per diluted share benefit from special tax items. The diluted EPS for the fourth quarter of 2013 included the reversal of deferred tax valuation allowance reserves of $6.35 per diluted share; a $0.22 per diluted share charge from special tax items; $0.06 per diluted share of restructuring, exit and impairment charges and losses on early extinguishment of debt of $0.01 per diluted share.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $635.9 million at the end of 2014, up $266.7 million from year-end 2013 levels. This increase mainly reflects net proceeds received from the sale of the Retail Bowling business completed in the third quarter of 2014 (reported in discontinued operations). In addition, net cash provided by operating activities of $235.3 million, less cash used for investing and financing activities of $300.6 million, also affected cash and marketable securities balances. Investing and financing activities during 2014 included $41.5 million for acquisitions, $41.7 million of dividends and $20.0 million of common stock repurchases.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $465.0 million in the fourth quarter of 2014, up 10 percent from $423.5 million in the fourth quarter of 2013. International sales, which represented 39 percent of total segment sales in the quarter, increased by 8 percent. For the quarter, the Marine Engine segment reported operating earnings of $31.6 million. This compares with operating earnings of $18.1 million in the fourth quarter of 2013.

Sales increases in the quarter were led by the segment’s parts and accessories and outboard engine businesses. Higher sales, along with benefits from new products and continued favorable warranty experience, contributed to the increase in operating earnings in the fourth quarter of 2014.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 14 boat brands. The Boat segment reported net sales of $294.3 million for the fourth quarter of 2014, an increase of 23 percent compared with $239.7 million in the fourth quarter of 2013. International sales, which represented 33 percent of total segment sales in the quarter, increased by one percent compared to the prior year period. For the fourth quarter of 2014, the Boat segment reported an operating loss of $4.1 million, including restructuring charges of $0.2 million. This compares with an operating loss of $21.9 million in the fourth quarter of 2013, including restructuring charges of $5.8 million.

The increase in sales reflected strong growth in fiberglass sterndrive/inboard boats and continued growth in outboard boats. The reduction in the segment’s operating loss was a result of higher sales and lower restructuring charges.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the fourth quarter of 2014 totaled $235.0 million, up 8 percent from $217.2 million in the fourth quarter of 2013. International sales, which represented
47 percent of total segment sales in the quarter, increased by 10 percent. For the quarter, the Fitness segment reported operating earnings of $40.8 million. This compares with operating earnings of $36.6 million in the fourth quarter of 2013.

The increase in sales reflected growth to U.S. health clubs, hospitality, education and local and federal government customers, as well as net gains in international markets. The increase in operating earnings in the fourth quarter of 2014, when compared with the same period of 2013, reflects the benefit from higher sales, partially offset by investments in growth initiatives.

2015 Outlook
"Our outlook and financial targets for 2015 are generally consistent with our three-year strategic plan,” McCoy said. “Pursuant to the strategy to grow in moderate economic conditions, all of our businesses have been investing heavily in growth for several quarters. Our recent results reflect the success of our strategy and we are well-positioned to continue to generate sales and earnings growth in 2015 and beyond.

“We expect our businesses' top-line performance will continue to benefit from several recent product introductions, along with increases in production rates and capacity. Market acceptance of these products has been excellent, and as a result, our plan reflects revenue growth rates in 2015 to be in the range of 6 percent to 8 percent.

“Although category and regional strengths and weaknesses exist in the marine and fitness markets, the demonstrated resiliency of both marine participation and the overall commercial fitness market, combined with the continued successful execution of our growth strategy, give us the confidence that we can achieve the financial targets outlined in our 2016 plan, absent any additional significant changes in global macroeconomic conditions.

“Against the backdrop of our revenue targets, our 2015 plan reflects a slight improvement in gross margin levels and solid gains in operating margins. While we plan to continue to benefit from volume leverage and modest positive product mix factors, our sales and earnings growth will be affected by foreign exchange headwinds, both from a translation and competitive risk basis. In addition, earnings will be affected by: the absence of 2014 favorable warranty related adjustments; costs associated with production expansions and new product integration and ramp-ups; and continued increases in investments to support our strategic objectives. Operating expenses are estimated to increase in 2015; however, on a percentage of sales basis, are expected to be at slightly lower levels than 2014.

“Our guidance for 2015 reflects adjusted pretax earnings growth of 15 percent to 20 percent and diluted EPS, as adjusted, is estimated to be in the range of $2.70 to $2.85. Finally, for the full year, we expect to generate positive free cash flow in the range of $150 million to $170 million,” McCoy concluded.

Use of Non-GAAP Financial Information
A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the consolidated financial statements accompanying this release.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. (CST), hosted by Dustan E. McCoy, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Bruce J. Byots, vice president - investor relations.

The call will be broadcast over the Internet at www.brunswick.comH. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (800) 708-4539 (passcode: Brunswick Q4). Callers outside of North America should call (847) 619-6396 (passcode: Brunswick Q4) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CST Thursday, Feb. 5, 2015, by calling (888) 843-7419 or international dial (630) 652-3042 (passcode: 3875 8815#). The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may”, “could”, “expect”, “intend”, “target”, “plan”, “seek”, “estimate”, “believe”, “predict”, “potential” or “continue”. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for the Company’s products and services; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company’s brands and other intellectual property; the ability to absorb fixed costs and manage production facilities while expanding capacity and enhancing product offerings; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including the impact of inflation and increased competition from international competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating and fitness activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products; the inability to attract and retain individuals who could be key contributors to the organization; and risks associated with the Company’s information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company’s information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2013. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Bell RPG parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats, and Life Fitness and Hammer Strength fitness equipment, and Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	December 31, 2014	December 31, 2013	% Change
Net sales	$938.6	$826.8	14%
Cost of sales	708.6	632.0	12%
Selling, general and administrative expense	153.8	147.2	4%
Research and development expense	33.5	33.7	-1%
Pension settlement charge - lump sum payout	27.9	—	NM
Restructuring, exit and impairment charges	0.2	5.8	-97%
Operating earnings	14.6	8.1	80%
Impairment of equity method investment	(20.2)	—	NM
Equity earnings (loss)	1.3	(0.7)	NM
Other income, net	3.0	1.0	NM
Earnings (loss) before interest, loss on early extinguishment of debt and income taxes	(1.3)	8.4	NM
Interest expense	(7.1)	(7.8)	-9%
Interest income	0.5	0.5	0%
Loss on early extinguishment of debt	(0.1)	(0.1)	0%
Earnings (loss) before income taxes	(8.0)	1.0	NM
Income tax benefit	(5.7)	(577.7)
Net earnings (loss) from continuing operations	(2.3)	578.7	NM

Net earnings (loss) from discontinued operations, net of tax	(2.0)	2.5	NM

Net earnings (loss)	$(4.3)	$581.2	NM

Earnings (loss) per common share:
Basic
Earnings (loss) from continuing operations	$(0.03)	$6.30
Earnings (loss) from discontinued operations	(0.02)	0.03
Net earnings (loss)	$(0.05)	$6.33	NM

Diluted
Earnings (loss) from continuing operations	$(0.03)	$6.13
Earnings (loss) from discontinued operations	(0.02)	0.03
Net earnings (loss)	$(0.05)	$6.16	NM

Weighted average shares used for computation of:
Basic earnings (loss) per common share	93.8	91.9
Diluted earnings (loss) per common share	93.8	94.4

Effective tax rate from continuing operations	71.3%	NM

Supplemental Information
Continuing Operations:
Operating earnings	$14.6	$8.1	80%
Pension settlement charge - lump sum payout	27.9	—	NM
Restructuring, exit and impairment charges	0.2	5.8	-97%
Adjusted operating earnings	$42.7	$13.9	NM

Earnings (loss) before income taxes	$(8.0)	$1.0	NM
Pension settlement charge - lump sum payout	27.9	—
Restructuring, exit and impairment charges	0.2	5.8	-97%
Impairment of equity method investment	20.2	—	NM
Loss on early extinguishment of debt	0.1	0.1	0%
Adjusted pretax earnings	$40.4	$6.9	NM

Earnings (loss) per common share:
Diluted earnings (loss) from continuing operations	$(0.03)	$6.13
Pension settlement charge - lump sum payout	0.19	—
Restructuring, exit and impairment charges from continuing operations	0.00	0.06
Impairment of equity method investment	0.22	—
Loss on early extinguishment of debt	0.00	0.01
Special tax items	(0.05)	0.22
Reversal of deferred tax valuation allowance reserves	—	(6.35)
Diluted earnings from continuing operations, as adjusted	$0.33	$0.07	NM

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Twelve Months Ended
	December 31, 2014	December 31, 2013	% Change
Net sales	$3,838.7	$3,599.7	7%
Cost of sales	2,801.9	2,650.4	6%
Selling, general and administrative expense	556.6	536.2	4%
Research and development expense	119.6	114.8	4%
Pension settlement charge - lump sum payout	27.9	—	NM
Restructuring, exit and impairment charges	4.2	16.5	-75%
Operating earnings	328.5	281.8	17%
Impairment of equity method investment	(20.2)	—	NM
Equity earnings (loss)	1.8	(2.1)	NM
Other income, net	6.5	2.4	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	316.6	282.1	12%
Interest expense	(29.8)	(41.9)	-29%
Interest income	1.2	1.5	-20%
Loss on early extinguishment of debt	(0.1)	(32.8)	NM
Earnings before income taxes	287.9	208.9	38%
Income tax provision (benefit)	93.0	(547.9)
Net earnings from continuing operations	194.9	756.8	-74%

Net earnings from discontinued operations, net of tax	50.8	12.4	NM

Net earnings	$245.7	$769.2	-68%

Earnings per common share:
Basic
Earnings from continuing operations	$2.08	$8.30
Earnings from discontinued operations	0.55	0.13
Net earnings	$2.63	$8.43	-69%

Diluted
Earnings from continuing operations	$2.05	$8.07
Earnings from discontinued operations	0.53	0.13
Net earnings	$2.58	$8.20	-69%

Weighted average shares used for computation of:
Basic earnings per common share	93.6	91.2
Diluted earnings per common share	95.1	93.8

Effective tax rate from continuing operations	32.3%	NM

Supplemental Information
Continuing Operations:
Operating earnings	$328.5	$281.8	17%
Pension settlement charge - lump sum payout	27.9	—	NM
Restructuring, exit and impairment charges	4.2	16.5	-75%
Adjusted operating earnings	$360.6	$298.3	21%

Earnings before income taxes	$287.9	$208.9	38%
Pension settlement charge - lump sum payout	27.9	—	NM
Restructuring, exit and impairment charges	4.2	16.5	-75%
Impairment of equity method investment	20.2	—	NM
Loss on early extinguishment of debt	0.1	32.8	NM
Adjusted pretax earnings	$340.3	$258.2	32%

Earnings per common share:
Diluted earnings from continuing operations	$2.05	$8.07
Pension settlement charge - lump sum payout	0.19	—
Restructuring, exit and impairment charges from continuing operations	0.04	0.16
Impairment of equity method investment	0.21	—
Loss on early extinguishment of debt	0.00	0.32
Special tax items	(0.07)	0.31
Reversal of deferred tax valuation allowance reserves	—	(6.39)
Diluted earnings from continuing operations, as adjusted	$2.42	$2.47	-2%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	December 31, 2014	December 31, 2013	% Change	December 31, 2014	December 31, 2013	% Change	December 31, 2014	December 31, 2013
Marine Engine	$465.0	$423.5	10%	$31.6	$18.1	75%	6.8%	4.3%
Boat	294.3	239.7	23%	(4.1)	(21.9)	81%	-1.4%	-9.1%
Marine eliminations	(55.7)	(53.6)	4%	—	—
Total Marine	703.6	609.6	15%	27.5	(3.8)	NM	3.9%	-0.6%

Fitness	235.0	217.2	8%	40.8	36.6	11%	17.4%	16.9%
Pension - non-service costs	—	—		(31.6)	(4.6)	NM
Corp/Other	—	—		(22.1)	(20.1)	-10%
Total	$938.6	$826.8	14%	$14.6	$8.1	80%	1.6%	1.0%

	Twelve Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	December 31, 2014	December 31, 2013	% Change	December 31, 2014	December 31, 2013	% Change	December 31, 2014	December 31, 2013
Marine Engine	$2,189.4	$2,088.1	5%	$309.1	$284.2	9%	14.1%	13.6%
Boat	1,135.8	1,032.0	10%	17.2	(21.8)	NM	1.5%	-2.1%
Marine eliminations	(255.8)	(236.4)	8%	—	—
Total Marine	3,069.4	2,883.7	6%	326.3	262.4	24%	10.6%	9.1%

Fitness	769.3	716.0	7%	115.3	108.1	7%	15.0%	15.1%
Pension - non-service costs	—	—		(42.7)	(18.7)	NM
Corp/Other	—	—		(70.4)	(70.0)	-1%
Total	$3,838.7	$3,599.7	7%	$328.5	$281.8	17%	8.6%	7.8%

NM = not meaningful

(1) Operating earnings (loss) in the fourth quarter of 2014 includes $27.9 million of pension settlement charge - lump sum payout in Pension - non-service costs and $0.2 million of pretax restructuring, exit and impairment charges in the Boat segment. Operating earnings (loss) in the fourth quarter of 2013 includes $5.8 million of pretax restructuring, exit and impairment charges in the Boat segment.

(2) Operating earnings (loss) in 2014 includes $27.9 million of pension settlement charge - lump sum payout in Pension - non-service costs and net $4.2 million of pretax restructuring, exit and impairment charges. The $4.2 million net charge consists of $1.5 million in the Boat segment and $2.7 million in Corp/Other. Operating earnings (loss) in 2013 includes $16.5 million of pretax restructuring, exit and impairment charges. The $16.5 million charge consists of $15.8 million in the Boat segment and $0.7 million in Corp/Other.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$552.7	$356.5
Short-term investments in marketable securities	83.2	12.7
Total cash, cash equivalents and short-term investments in marketable securities	635.9	369.2
Restricted cash	15.6	6.5
Accounts and notes receivable, net	386.5	345.7
Inventories
Finished goods	393.7	367.2
Work-in-process	165.4	144.7
Raw materials	93.2	72.0
Net inventories	652.3	583.9
Deferred income taxes	208.0	137.6
Prepaid expenses and other	39.5	28.9
Current assets held for sale	30.0	36.8
Current assets	1,967.8	1,508.6

Net property	460.3	419.9

Other assets
Goodwill	296.9	291.7
Other intangibles, net	45.5	35.4
Equity investments	19.0	41.3
Non-current deferred tax asset	290.9	377.0
Other long-term assets	41.4	37.6
Long-term assets held for sale	12.6	204.3
Other assets	706.3	987.3

Total assets	$3,134.4	$2,915.8

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$5.5	$6.4
Accounts payable	317.4	297.6
Accrued expenses	561.5	529.4
Current liabilities held for sale	15.7	49.7
Current liabilities	900.1	883.1

Long-term debt	450.2	453.4
Other long-term liabilities	604.4	531.7
Long-term liabilities held for sale	8.2	9.2
Shareholders' equity	1,171.5	1,038.4
Total liabilities and shareholders' equity	$3,134.4	$2,915.8

Supplemental Information
Debt-to-capitalization rate	28.0%	30.7%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Twelve Months Ended
	December 31, 2014	December 31, 2013
Cash flows from operating activities
Net earnings	$245.7	$769.2
Less: net earnings from discontinued operations, net of tax	50.8	12.4
Net earnings from continuing operations	194.9	756.8
Depreciation and amortization	81.2	71.4
Pension funding, net of expense	(31.1)	(35.3)
Gains on sale of property, plant and equipment, net	(0.2)	(5.3)
Other long-lived asset impairment charges	0.2	6.7
Deferred income taxes	48.3	(604.4)
Excess tax benefits from share-based compensation	(8.4)	(37.2)
Equity in (earnings) losses of unconsolidated affiliates, net of dividends	(1.8)	2.5
Impairment of equity method investment	20.2	—
Loss on early extinguishment of debt	0.1	32.8
Changes in certain current assets and current liabilities, excluding acquisitions	(66.7)	(63.1)
Income taxes	(0.8)	24.6
Other, net	(0.6)	18.5
Net cash provided by operating activities of continuing operations	235.3	168.0
Net cash provided by operating activities of discontinued operations	1.3	2.1
Net cash provided by operating activities	236.6	170.1

Cash flows from investing activities
Capital expenditures	(124.8)	(126.5)
Purchases of marketable securities	(82.4)	(21.6)
Sales or maturities of marketable securities	11.9	152.6
Reductions in (transfers to) restricted cash	(9.1)	6.5
Investments	0.2	(1.5)
Acquisition of businesses, net of cash acquired	(41.5)	—
Proceeds from the sale of property, plant and equipment	5.8	16.9
Net cash (used for) provided by investing activities of continuing operations	(239.9)	26.4
Net cash provided by (used for) investing activities of discontinued operations	260.2	(7.8)
Net cash provided by investing activities	20.3	18.6

Cash flows from financing activities
Net payments of short-term debt	—	(1.7)
Net proceeds from issuances of long-term debt	0.5	146.6
Payments of long-term debt including current maturities	(5.3)	(262.4)
Net premium paid on early extinguishment of debt	(0.1)	(24.6)
Common stock repurchases	(20.0)	—
Cash dividends paid	(41.7)	(9.1)
Excess tax benefits from share-based compensation	8.4	37.2
Proceeds from stock compensation activity, net of withholdings	(0.3)	(2.5)
Other, net	(2.2)	—
Net cash used for financing activities of continuing operations	(60.7)	(116.5)
Net cash used for financing activities of discontinued operations	—	—
Net cash used for financing activities	(60.7)	(116.5)

Net increase in cash and cash equivalents	196.2	72.2
Cash and cash equivalents at beginning of period	356.5	284.3
Cash and cash equivalents at end of period	$552.7	$356.5

Supplemental Information
Free Cash Flow
Net cash provided by operating activities of continuing operations	$235.3	$168.0

Net cash provided by (used for):
Capital expenditures	(124.8)	(126.5)
Proceeds from the sale of property, plant and equipment	5.8	16.9
Total free cash flow	$116.3	$58.4